Exhibit 99

NEWS RELEASE

July 1, 1998                            Contact:  Stephen J. Kent
                                                  241-9161


Ciao Cucina Corporation, ("Ciao") announced today that it was advised by the Nasdaq Stock Market ("Nasdaq") on June 30, 1998 that, effective at the close of business, its Common Stock would no longer be listed on Nasdaq. Commencing today, July 1, 1998, the Common Stock will be traded on the OTC Bulletin Board because financial results have prevent Ciao from meeting continuing listing requirements established by Nasdaq. Ciao had expected this change. The Company's Common Stock will continue to be traded under the symbol, "Ciao".